Exhibit 99.3

Question and Answer Session:

David Chamberlain: Thanks guys. Quick question, first on the non-interest margin, just a point and a quarter. It looked like the yield came down a little bit on the portfolio of consumer loans. Is there anything going on there that was unusual?

Lee Whatcott: Not really, Dave. It’s just the normal turn of the portfolio. As you know, some things have been originated at a higher coupon and those tend to pay a little bit faster than the lower coupons but there is not really anything unusual going on.

David Chamberlain: Okay, and then can you go through just when you talked about the purchasing accounting adjustments, what do you anticipate the effect of that would be?

Lee Whatcott: Well, the effect of that will be that we will have to take all of the loans on our balance sheet at WSF and fair value 16% of those to account for the 16% minority interest that we are buying in. We will do the same thing on the liability side with the interest-sensitive liabilities that are on WFS’ balance sheet.

David Chamberlain: Okay, and you anticipate a write-up on the asset side, I assume.

Lee Whatcott: Yes.

David Chamberlain: Okay, but you haven’t figured out what that would be yet at this point.

Lee Whatcott: The exact dollar amount there, Dave, just depends on the timing of the transaction because it will depend on the amount outstanding and where interest rates are at that point in time, and so it becomes a little bit of a moving target as to what that number will be.

David Chamberlain: Okay, and then finally, just on credit, what are you guys seeing when you think about credit going forward and the allowance? I know you brought down a couple basis points this quarter and can you talk about what you expected for ‘05 with where you are imbedded in the guides you’ve given.

Lee Whatcott: As we work through 2005, as we have announced and as you are well aware, we continue to be in the process of changing charters and changing regulators. We don’t believe that that’s a great time to be looking at doing anything with the allowance.

David Chamberlain: Okay, thank you guys. I’ll rephrase the question differently. When you think about the 395 to 415, what’s the expectation for credit losses in that number.

Lee Whatcott: We expect credit losses to be in the 1.8 to 2 percent range.

David Chamberlain: Okay. Alright, thanks guys.

Lee Whatcott: Thanks, Dave.

Operator: Once again, if you have a question, please press *1. One moment. Louis Fox, please announce your company.

Louis Fox: Chesapeake Partners. Um, when do you expect the proposed merger to close?

Lee Whatcott: We hope soon. We have made our draft application with the Federal Reserve Board, which is the last regulatory approval that we need. They have been reviewing that draft and have asked us questions about certain parts of it. We’ve been responsive to those answers. It’s difficult for us to ascertain how long that process goes back and forth. There has not been anything raised during that process that would cause us to believe that there is not an approval at some point in that process. We just don’t know how long that process will take.

Louis Fox: So sometime, 30 to 60 days after it is accepted, it is complete by the Federal Reserve Board.

Lee Whatcott: That is correct, somewhere in that range.

Louis Fox: Okay.

Lee Whatcott: I also think I’ve mentioned in the past that once we do have an indication that that application is complete and is ready to be submitted in final form, we certainly will inform all of you that that has occurred.

Louis Fox: Okay, but is there a termination date on the agreement that you have?

Lee Whatcott: There is not a termination date. There is a February 28th date, at which point the boards of directors of the three companies do have the option to terminate the agreement. At this point we don’t anticipate any of those boards moving down that path.

Louis Fox: Okay, so it sounds like sometime in March, April would be a reasonable timeframe.

Lee Whatcott: That’s as good a guess as any.

Louis Fox: Thank you.

Operator: Mr. Michael Grainger with KBW Asset Management, you may ask your question.

Michael Grainger: Hi. Are there any share purchases contemplated in that earnings per share range of $395 to $415?

Lee Whatcott: No there isn’t.

Michael Grainger: Okay. Can you give us a ballpark of what you think intangibles will be post merger.

Lee Whatcott: Yes, we can, Mike there is. Just grabbing that number here.

Michael Grainger: Okay.

Lee Whatcott: You know, we think we’ll probably run goodwill somewhere in the 150 to 200 million dollar range post transaction.

Michael Grainger: Okay, are there going to be some identifiable intangibles, as well?

Lee Whatcott: Yes, there will. Um, and again those depend on the timing of the actual merger, how many loans are outstanding, and kind of what the interest rate environment is at that time as we value those assets. You know, it’s probably in the range of 20 to 30 million dollars.

Michael Grainger: Okay, and just on the merger proposal, and it appears that this thing is dragging out a bit longer than maybe you anticipated. I’m just wondering if you could give us more color on, if you have any theories as to why the Federal Reserve might be taking longer to evaluate this application relative to some other merger applications they look at, which seem to take a little bit, you know, don’t take quite as long.

Lee Whatcott: I think there are a couple of things and, again, it would be speculation so I don’t want to spend too much time on it, Michael, but one thing we do know is that the process has been more linear than coordinated and so the Federal Reserve review really did not commence until we had received all three of the other approvals, which was probably different than our original expectation. I think the other thing is that there are just, you know, it’s a fairly substantial application. I think that we may have underestimated the amount of effort to go through that application and get through all of the aspects of that application. Again, we don’t, we are not aware of anything that would indicate that it’s not moving forward.

Michael Grainger: Okay, and just one last question, just more on business conditions. A lot of commercial banks that have auto finance businesses have had much lower volumes and/or margin declines this quarter. It seems like you’ve been able to kind of overcome both those issues. Just maybe if you could give a little bit of color on the competitive environment in light of the changing interest rate environment.

Tom Wolfe: It gets more, you know, we’ve stayed very focused on the auto finance business through all the cycles of the business model. Certainly, our local presence and our ability to focus on what’s happening with each dealer and what’s going on with the independent dealers in particular gave us a great fourth quarter. I can’t really comment on changes in the competition. Obviously, some people have made decisions to leave the business, which is an opportunity for us.

Michael Grainger: Okay, I guess maybe if you could just talk about the pricing. Has it been changing alongside the rate increases by the Fed or is it lagging to some extent? How are you kind of dealing with that?

Tom Wolfe: Well the good news is that it’s been, as you know, pretty predictable relative to their choices of moving interest rates up and so we’ve been able to stay in margin step with anticipated increases in our cost of funds from an ABS perspective. The focus on used cars that we have has allowed us to stay with fairly robust margins through this timeframe.

Michael Grainger: Okay, thank you.

Operator: Joe Jolson, JMP, you may ask your question.

Joe Jolson: Hey guys. Hey Lee, in your guidance of EPS, how much purchase accounting amortization is in those numbers? (pause) Hello?

Lee Whatcott: Um, there is about 8 to 12 million dollars of purchase accounting. Again, Joe, the number is tough and that’s why we’ve given you a range, because it’s so dependent upon the timing of that transaction and where the market is at that point, but in that projection it’s an 8 to 12 million dollar range.

Joe Jolson: Okay. And then, once the acquisition or the merger closes, I mean I assume you’ll be breaking that number out for people to decide whether they want to add that back from a cash earnings point of view because you’re not going to report cash earnings, I guess?

Lee Whatcott: Our plan is to break that out so people can see it, yes.

Joe Jolson: Okay, and then once that merger closes, obviously you’re a state bank now and the asset rules are very different from an OTS regulated company. Can you just maybe take us through what opportunities are going to present themselves after this, you know, charter change that you haven’t been able to take advantage of to date?

Lee Whatcott: The greatest opportunity, Joe, is for the opportunity to really utilize our deposit franchise to fund assets so that we can be more selective about when we go to the asset-backed market so that we can look at our cost of funds versus the asset-backed market and take advantage of lower cost of funds coming from depositors and protect and expand margins as a result of that.

Joe Jolson: And that has to do with right now you have a limit of what, 60% or there is some asset limit for consumer loans within the OTS bank?

Lee Whatcott: Within the OTS charter is the homeowner’s loan act, which limits the total number of consumer assets on the balance sheet to 35%.

Joe Jolson: And so that’s why you have to do these securitizations at the holding company? It may be not taking advantage of deposits?

Lee Whatcott: A securitization is not, loans that have been securitized are not included in the calculations because they’ve been moved into a special purpose entity, so a securitization, whether effected at the holding company or WFS itself does solve that problem.

Joe Jolson: I guess what you’re talking about then is that you think the cost of deposits is substantially less than the cost to securitize.

Lee Whatcott: We think that is what the opportunity is.

Joe Jolson: Okay, and then from the standpoint of the community banking strategy on the asset side, would you be able to grow that as opposed to, in the past, you’ve been constrained there by those thresholds?

Lee Whatcott: We will be able to grow those, as well. Our emphasis in our community bank is certainly first to gather low-cost deposits. We think that’s the greatest opportunity, but along the way we certainly believe there is also opportunity to originate commercial loans and that is part of that business and it has been very profitable and we’ll continue to expand that, as well.

Joe Jolson: Okay, great. Thanks guys.

Lee Whatcott: Thanks Joe.

Operator: Larry Clark, TCW, you may ask your question.

Larry Clark: Yes, a couple questions. Can you give us your most recent experience on recovery rates on repossessions and your outlook for ‘05?

Tom Wolfe: Looks like we’re recovering back to that 50% level. We’ve built in that as our, embedded in our numbers so far. The marketplace has been a little bit better than that.

Larry Clark: Where did it trough? Where was the trough?

Tom Wolfe: Last summer, I believe last year.

Tom Wolfe: It was 43.

Lee Whatcott: 43 percent.

Larry Clark: And do you feel that new car incentives will put pressure on those recoveries going forward or do you think that 50% is a reasonable number for ‘05?

Tom Wolfe: Well, I think 50% is a reasonable number. The question you asked, is incentives always have an impact. In ‘05 obviously the benefit is the offset of lease returns, which is continuing to drop by another half a million units.

Tom Wolfe: Of course, Larry, as our default rate has continued to decline, and we expect it to continue to decline in 2005, the impact of auction prices continues to have a lesser and lesser impact on our rate.

Larry Clark: Okay, thanks. And then what’s your outlook for your prime versus subprime mix for ‘05. It looks like you’ve taken a little bit more subprime in these securitizations. Give us some color on that.

Tom Wolfe: As we continue to look at the economy and see where we are, we’re looking to shift our mix maybe 2 or 3%, Larry.

Larry Clark: Good. Thanks.

Operator: Once again, if you have a question, please press *1. One moment. At this time, there are no further questions.

Tom Wolfe: Alright, thank you for joining our conference call today. We look forward to speaking to you again next quarter.